EXHIBIT (e)(12)(ii)

NEUBERGER BERMAN EQUITY FUNDS
CLASS E

DISTRIBUTION AGREEMENT
SCHEDULE A

The Series currently subject to this Agreement are as follows:

Neuberger Berman Equity Income Fund
Neuberger Berman Genesis Fund
Neuberger Berman International Equity Fund
Neuberger Berman Large Cap Value Fund
Neuberger Berman Multi-Cap Opportunities Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Sustainable Equity Fund

Date: August 13, 2023